[SUPERIOR UNIFORM GROUP, INC. LOGO]

NEWS RELEASE

Superior Uniform Group, Inc.

An American Stock Exchange Listed Company

10055 Seminole Boulevard

Seminole, Florida 33772-2539

Telephone (727) 397-9611

Fax (727) 803-9623

Contact: Andrew D. Demott, Jr., CFO                                                                              FOR IMMEDIATE RELEASE

                (727) 803-7135

SUPERIOR UNIFORM GROUP ANNOUNCES 26% INCREASE IN EARNINGS

FOR THE QUARTER ENDED SEPTEMBER 30, 2003

SEMINOLE, Florida – October 23, 2003 – Superior Uniform Group, Inc. (AMEX: SGC), manufacturer of uniforms, career apparel and accessories, today announced that for the third quarter ended September 30, 2003, sales were $35,212,248 compared with 2002 third quarter sales of $36,674,776. Net income was $1,989,887 or $.27 per common share (diluted), compared with net income of $1,580,883 or $.22 per common share (diluted) in the 2002 third quarter.

For the nine months ended September 30, 2003, sales were $100,354,781, compared with sales of $108,765,106 in the nine months ended September 30, 2002. Net income before cumulative effect of change in accounting principle for the nine months ended September 30, 2003 was $3,899,138 or $.53 per common share (diluted), compared to $3,491,868 or $.49 per common share (diluted) reported in the first nine months of 2002. Net earnings for the nine months ended September 30, 2003 was $3,899,138 or $.53 per common share (diluted) versus a net loss of $1,012,695 or $.14 per common share (diluted) in the first nine months of 2002. The net loss for the nine months ended September 30, 2002 includes a $4.5 million, non-cash charge reflected as a cumulative effect of change in accounting principle, net of tax in accordance with the newly promulgated Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets.”

Gerald M. Benstock, Chairman and C.E.O., commented: “We were quite pleased to report a 26% increase in our net earnings for the quarter and a 23% increase in our diluted earnings per common share despite a slight decline in sales for the quarter. We have further improved our gross margins in the current quarter and are in an excellent position to provide competitively priced products to the market. We are beginning to see improvement in the economic outlook and have been awarded several significant new national account contracts in the last few months that we will begin to service over the next several months. Our financial position and cash generation from operations remain very strong. It is this strength that has allowed us to weather the economic downturn over the last several years and to be able to continue to invest in our organization in preparation for better economic times ahead.”

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Superior Uniform Group, through its marketing divisions – Fashion Seal Uniforms, Martin’s, Empire, Appel, Worklon, Universal, and Sope Creek – manufactures and sells a wide range of uniforms, corporate I.D., career apparel and accessories for the hospital and healthcare fields; hotels; fast food and other restaurants; and public safety, industrial, transportation and commercial markets, as well as corporate and resort embroidered sportswear.

Statements contained in this press release which are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, including without limitation those identified in the Company’s SEC filings, which could cause actual results to differ from those projected.

Comparative figures are as follows:

SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,
	2003		2002
Net sales	$35,212,248		$36,674,776

Costs and expenses:
Cost of goods sold	22,570,633		24,095,329
Selling and administrative expenses	9,408,916		9,961,668
Interest expense	172,812		186,896

	32,152,361		34,243,893

Earnings before taxes on income	3,059,887		2,430,883
Taxes on income	1,070,000		850,000

Net earnings	$1,989,887		$1,580,883

Weighted average number of shares outstanding during the period
(Basic)	7,225,47	0 Shs.	7,086,098	Shs.
(Diluted)	7,407,80	8 Shs.	7,173,225	Shs.
Basic net earnings per common share	$0.28		$0.22

Diluted net earnings per common share	$0.27		$0.22

Dividends per common share	$0.135		$0.135

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SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS

(Continued)

(Unaudited)

	Nine Months Ended September 30,
	2003		2002
Net sales	$100,354,781		$108,765,106

Costs and expenses:
Cost of goods sold	64,622,092		71,458,675
Selling and administrative expenses	29,198,980		31,194,907
Interest expense	524,571		674,656

	94,345,643		103,328,238

Earnings before taxes on income and cumulative effect of change in accounting principle	6,009,138		5,436,868
Taxes on income	2,110,000		1,945,000

Earnings before cumulative effect of change in accounting principle	3,899,138		3,491,868
Cumulative effect of change in accounting principle, net of tax benefit of $2,560,000	—		(4,504,563)

Net earnings (loss)	$3,899,138		$(1,012,695)

Weighted average number of shares outstanding during the period
(Basic)	7,171,451	Shs.	7,061,891	Shs.
(Diluted)	7,298,633	Shs.	7,148,381	Shs.
Basic net earnings (loss) per common share:
Earnings before cumulative effect of change in accounting principle	$0.54		$0.49
Cumulative effect of change in accounting principle, net of tax	—		(0.64)

Basic net earnings (loss) per common share	$0.54		$(0.14)

Diluted net earnings (loss) per common share:
Earnings before cumulative effect of change in accounting principle	$0.53		$0.49
Cumulative effect of change in accounting principle, net of tax	—		(0.63)

Diluted net earnings (loss) per common share	$0.53		$(0.14)

Dividends per common share	$0.405		$0.405

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SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

(Unaudited)

	September 30, 2003	September 30, 2002
CURRENT ASSETS:
Cash and cash equivalents	$13,639,339	$7,352,957
Accounts receivable and other current assets	24,084,048	25,088,243
Inventories	37,007,165	42,591,013

TOTAL CURRENT ASSETS	74,730,552	75,032,213

PROPERTY, PLANT AND EQUIPMENT, NET	18,462,546	21,205,015
GOODWILL	741,929	741,929
OTHER ASSETS	5,709,611	3,729,901
DEFERRED INCOME TAXES	—	880,000

	$99,644,638	$101,589,058

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$4,269,996	$6,831,390
Other current liabilities	4,897,261	7,001,574
Current portion of long-term debt	1,160,523	1,085,757

TOTAL CURRENT LIABILITIES	10,327,780	14,918,721

LONG-TERM DEBT	6,569,046	7,729,569
DEFERRED INCOME TAXES	115,000	—
SHAREHOLDERS’ EQUITY	82,632,812	78,940,768

	$99,644,638	$101,589,058